September 25, 2019	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS AUGUST 2019 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for August 2019. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Client assets under administration of $825.1 billion increased 5% over August 2018 and declined 1% compared to July 2019. Financial assets under management of $142.8 billion increased 1% over August 2018 and declined 1% compared to July 2019. The year-over-year growth of client assets was largely driven by continued success in retaining and recruiting advisors in the Private Client Group. The decrease of client assets compared to July 2019 was primarily attributable to the decline in equity markets in August 2019, as the S&P 500 Index declined 2% during the month.

“Clients’ domestic cash sweep balances increased modestly during the month,” said Chairman and CEO Paul Reilly. “Fixed Income results remained strong in August, helped by elevated interest rate volatility and a solid month for Public Finance. Additionally, activity levels for M&A and Raymond James Tax Credit Funds are robust, although the timing of closings is inherently difficult to predict.”

Net loans at Raymond James Bank of $20.7 billion increased 7% over August 2018 and were essentially flat with July 2019.

Earlier this month, Raymond James reached a settlement with the SEC related to suitability reviews for advisory accounts and UIT account activity. The firm is pleased to have these matters concluded and has revised policies and procedures to address the supervisory enhancements required by the SEC at Raymond James and a number of competitor firms. The firm has substantially completed remediation with the appropriate clients and looks forward to continuing to provide best-in-industry service in support of their goals. The aforementioned remediation and the settlement with the SEC were fully reserved as of June 30, 2019.

As previously disclosed, in August, the firm repurchased approximately 2.13 million shares for $161.2 million, an average price of approximately $75.75 per share. Including these purchases, fiscal year to date the firm has repurchased approximately 9.83 million shares for $752 million, an average price of approximately $76.50 per share. As of September 24, 2019, $750 million remained available under the Board’s current share repurchase authorization announced on August 16, 2019.

“Our client-focused culture and breadth of resources continue to drive financial advisor retention and recruiting across all of our affiliation options,” said Reilly.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,900 financial advisors. Total client assets are $825 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	August 31, 2019	August 31, 2018	July 31, 2019	August 31, 2018	July 31, 2019
Client assets under administration	$825.1	$788.5	$831.1	5%	(1)%
Private Client Group assets under administration	$787.5	$753.5	$793.6	5%	(1)%
Private Client Group assets in fee-based accounts	$401.9	$363.2	$403.2	11%	—
Financial assets under management	$142.8	$141.4	$144.0	1%	(1)%

Raymond James Bank loans, net	$20.7	$19.4	$20.6	7%	—

Clients’ domestic cash sweep balances	$37.5	$40.9	$37.3	(8)%	1%